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Exhibit 10(d)
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                 SCOTT PAPER COMPANY DEFERRED COMPENSATION PLAN

                     (As amended effective January 1, 1995)



     This Plan (the "Plan") has been adopted by Scott Paper Company, a Pennsylvania corporation (the "Company"), to enable certain employees of the Company and its wholly-owned U.S. subsidiaries to defer part of their salaries upon the terms and conditions set forth herein.


     1.  Administration
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The Plan shall be administered by or at the direction of the Vice President -
Human Resources (the "Plan Administrator"). The Plan Administrator shall have full power and authority to interpret and administer the Plan.


     2.  Authorization of Plan Years; Eligibility of Employees
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Unless the Compensation Committee of the Board of Directors (the "Committee")
determines otherwise more than thirty (30) days before the beginning of a calendar year, such calendar year shall be a Plan Year. Each employee whose pay level is 10 or greater at the beginning of the Plan Year or on the first day of employment during such Plan Year shall be eligible to participate in the Plan during such Plan Year (the "Participants"). The Plan Administrator shall cause each Participant to be notified promptly of his or her selection as such, and shall identify the Company representative to whom he or she may deliver his or her election form referred to in Section 3.


     3.  Salary Deferrals
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Within thirty (30) days after having been notified of his or her selection as such, each Participant may irrevocably elect to defer receipt of part of his or her salary payable during the Plan Year, and to receive the portion of salary so deferred either wholly as a payment from the Deferred Cash Account or wholly as a cash payment from the Deferred Shares Account. The portion of salary so deferred shall be 5% thereof, 10% thereof or an integral multiple of 10% thereof, rounded to the nearest whole dollar. However, the portion of salary so deferred shall not have the effect of reducing the Participant's compensation payable during the entire Plan Year to less than the Social Security wage base in effect under Section 3121 of the Internal Revenue Code of 1986, for such Plan Year. Each Participant's election shall be effective when actually received by the Company representative identified to
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the Participant.  For each Participant for each Plan Year, an unfunded Deferred
Cash Account or an unfunded Deferred Shares Account shall be set up on the books of the Company, to which shall immediately be credited the amount of salary deferred hereunder during such Plan Year.


     4.  Company Match
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On each date that a salary deferral is credited to a Participant's unfunded
Deferred Cash Account or an unfunded Deferred Shares Account for a Plan Year, the Company shall increase such Account by an amount equal to 20% of the salary so deferred, but such increase shall not exceed 2% of such Participant's salary with respect to which such deferral is credited.


     5.  Deferred Cash Accounts
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As of the end of each fiscal quarter after any amount is credited to a
Participant's Deferred Cash Account, until payment of the balance in such Account has been completed pursuant to Section 7, interest shall be credited to such Account on the then outstanding balance therein (including any interest previously credited thereto). Such interest for each period from January 1 through June 30 and July 1 through December 31 shall equal one percent (1%) plus the rate shown for U.S. Treasury Notes with a remaining maturity closest to, but not exceeding, seven (7) years, in the "representative mid-afternoon over the counter quotations supplied by the Federal Reserve Bank of New York City, based on transactions of $1 million or more," as reported in The Wall Street Journal
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published on the last business day preceding the December 1 or the June 1 immediately preceding each such period.

Each participant shall receive a statement of his or her Deferred Cash Account as of the end of each calendar year.


     6.  Deferred Shares Accounts
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There shall be credited to each Participant's Deferred Shares Account that number of full and fractional Shares which could have been purchased with amounts credited to such Account. As of each dividend payment date thereafter, until payment from such Account has been completed pursuant to Section 7 below, there shall be credited to such Account that additional number of full and fractional Shares which could have been purchased at the market price of Shares on such date with the dividends that would then have been payable to the Participant if the number of full and fractional Shares credited to the Account on the record date for such dividend payment had then been registered in his name. In the event a Triggering Event occurs under the Rights Agreement dated as of July 15, 1986 between the Company and Morgan Guaranty Trust Company of New York, the Deferred Shares Account of each
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Participant shall be credited on the date (the "Crediting Date") thirty (30)
days before the date the Rights expire, with that additional number of full and fractional Shares (exclusive of Rights) which could have been purchased at the market price of Shares (exclusive of Rights) on the Crediting Date with an amount equal to the number of Rights included in such Participant's Deferred Shares Account multiplied by the fair market value, as determined by the Committee in good faith, of Rights on the Crediting Date. After the Crediting Date, the term "Shares" shall be deemed not to include Rights.

In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering or any other change in the corporate structure or Shares of the Company, the Committee shall make such adjustment, if any, as it may deem appropriate in the number and kinds of Shares credited to each Deferred Shares Account.

Promptly after a Change of Control as defined in Section 8, the Company shall give written notice to each Participant having a Deferred Shares Account that such Deferred Shares Account shall be converted to a Deferred Cash Account as of the date of the Change of Control, unless the Participant gives written instruction to the Company within thirty (30) days of receipt of such notice that his or her Deferred Shares Account is not to be so converted. The valuation of a Deferred Shares Account to be converted as herein provided shall utilize (i) the minimum value specified in Section 910.E of the Pennsylvania Business Corporation Law (the "BCL"), and (ii) if any adversarial proceeding under BCL Section 910.E results in an incremental value being determined, such incremental value.

As of the date of a "business combination" with an "interested shareholder" as such terms are defined in BCL Section 911 and which "business combination" is covered by BCL 911.B(2) or (4), each Deferred Shares Account shall be converted to a Deferred Cash Account. The valuation of a Deferred Shares Account to be converted as herein provided shall be made in accordance with the method of valuation provided in BCL Section 911.B(4)(i).

In any event described in the second paragraph of this Section 6 after which the Shares shall no longer exist and if not covered by the third or fourth paragraph hereof, each Deferred Shares Account shall be valued by a reputable investment banking firm which shall have given due consideration to all relevant factors in rendering such opinion. After the date of such event, each Deferred Shares Account shall be credited with interest in the same manner as if it were a Deferred Cash Account.

Each participant shall receive a statement of his or her Deferred Shares Account as of the end of each calendar year.


     7.  Distributions
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The Company shall pay to each Participant, in one installment, an amount in cash equal to the amount of cash then credited to such participant's Deferred Cash Account (including interest accrued to the date of payment) and the value of the full and fractional Shares then credited to such participant's Deferred Shares Account (valued at the market price of Shares as of a date not more than seven
(7) days before the date of payment). If the Participant dies before receiving the distribution hereunder, the amount thereof shall be paid to the beneficiary designated under the Company's basic group life insurance, or if none is so designated, to the Participant's estate.


     8.  Change of Control
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In the event of a Change of Control of the Company, the Company shall pay all of the legal fees and expenses reasonably incurred by a Participant or such Participant's beneficiary (or by any legal defense trust created by the Company)
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to enforce his or her rights under the Plan, as in effect immediately before such Change of Control. The Company shall pay such fees and expenses promptly after bills therefor are submitted from time to time by attorneys representing the claimant. However, the Company will not be obligated to pay such fees and expenses if it proves in a court of law that the claim is not well grounded in fact and warranted by existing law or a good faith argument for the extension, modification or reversal of existing law. In any such proceeding, the burden of proof shall be on the Company. Notwithstanding anything else contained in the Plan, the rights of Participants and their beneficiaries under this paragraph shall survive amendment of this paragraph, as well as termination of the Plan, after a Change of Control, regardless of whether such rights arise before or after the date of amendment or termination.

     "Change of Control" shall mean the first to occur of the following events:

     (a) Any person within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "1934 Act"), other than the Company or any entity controlled by the Company (including an employee plan established primarily for the benefit of the Company employees or employees of any entity controlled by the Company), acquires beneficial ownership of, or, acting alone or in concert with others, acquires voting power over voting shares of the Company that would entitled the holders thereof to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of Directors of the Company; or

     (b) At any time within any period of two consecutive years, persons who (i) at the beginning of such period constitute the Board of Directors, or (ii) become Directors after the beginning of such period and whose election, or nomination for election by the shareholders of the Company, was approved by
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     a vote of at least two-thirds of the persons who were Directors at the beginning of such period, cease for any reason to constitute at least a majority of such Board of Directors; provided that any person who ceases to be a Director by reason of death or disability shall be excluded from the numerator and the denominator in all calculations hereunder.


     9.   Amendments; Termination
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The Board of Directors may at any time or from time to time amend, suspend or terminate the Plan in whole or in part. The Board of Directors may delegate its authority to amend the Plan to the Compensation Committee, which in turn may delegate to the Vice President - Human Resources the authority to make certain amendments to the Plan. Specifically, the Plan may be amended at any time to accelerate all remaining distributions to all Participants or to accelerate all distributions to all Participants of salary deferred in one or more Plan Years. However, no such amendment or termination may diminish the Company's obligation to pay the amount of salary already deferred by a Participant or reduce the accrual of interest or dividends thereon. If the Plan is terminated or amended, the Plan Administrator shall promptly notify all Participants affected thereby.


     10.  Miscellaneous
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     (a) The Plan Administrator's interpretations hereof and actions hereunder shall be binding and conclusive on all persons for all purposes. No officer or employee of the Company shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan unless attributable to his own willful misconduct or lack of good faith.

     (b) The Company shall not be obligated to set aside any funds to pay amounts deferred or matched hereunder, or interest thereon. The Company's obligation hereunder shall constitute a general unsecured obligation, payable solely out of its general assets, and no Participant shall have any right to specific assets.

     (c) The right of a Participant or any other person to a payment hereunder shall not be assigned, transferred, pledged or encumbered except as provided in
Section 7.

     (d) Nothing herein shall be construed as conferring on any Participant the right to continue in the employ of the Company in any capacity.

     (e) The Plan shall be binding on and inure to the benefit of the Company, its successors and assigns and each Participant and his or her heirs, executors, administrators and legal representatives, provided that continuance of the Plan is not
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assumed as a contractual obligation of the Company.

     (f) This Plan shall be construed in accordance with, and governed by, the laws of the Commonwealth of Pennsylvania.